Date

Name (director, employee or officer as defined in 2006 Plan)

Postal address

Location and postal code

Dear [name]:

Re: Stock Option

I am pleased to confirm the grant to you by Coffee Pacifica, Inc., a corporation organized and existing under the laws of Nevada, having its principal executive officers at Las Vegas, Nevada, and its headquarters for Canadian operations at Vancouver, British Columbia, Canada (the "Company") of an Option to purchase up to [number] shares of the common stock of the Company having a par value of one tenth of one cent ($.001) per share, subject to the terms and conditions of this letter of agreement. The grant is made by the Board of Directors pursuant to the Company's 2006 Stock Option Plan for Employees (the "Plan"). The Plan and a consolidated copy of the related Form S-8 Registration Statement have been provided to you. One purpose of the Plan is to provide an incentive for you to make significant and extraordinary contributions to the long-term performance and growth of the Company.

The Option is not intended to qualify as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended. Before you exercise your Option and/or sell stock received through the exercise of the Option, you should understand the requirements of Section 422, and of Canadian law, if appropriate, and you may wish to consult your personal tax advisor.

The term "Company" shall include Coffee Pacifica, Inc. and any of its subsidiaries, divisions or affiliates.

The Option is subject to the following terms and conditions:

1. Grant of Option. The Company hereby grants to you the Option to purchase from The Company upon the terms and conditions hereinafter set forth, up to [ ] shares of the Company's Common Stock (the "Shares"), at a purchase price of ....... dollars ($.......) per share (the "Option"). The effective date of grant is [date] (the "Effective Date").

2. Term and Exercise

2.1 Unless the Option is terminated pursuant to the provisions of Section 2.2, or the Option is accelerated pursuant to the provisions of Section 2.3, the Option will become first exercisable with respect to the number of Shares set forth below on each of the following dates:

Date Number of Shares

Exercisable on or after Date

On the Effective Date [number]

On and after [date] [number]

2.2 Subject to the provisions of Section 2.3, in the event that you are no longer an [employee, director, officer] of the Company for any reason (the date of such termination being referred to as the "Termination Date"), the Option will terminate 180 days following the Termination Date and after such date no Shares may be purchased hereunder; provided, that if you die while in the active employ of the Company, your estate may exercise the Option with respect to the Shares exercisable on the date of your death within a period of one year following such date of death. You remain able to exercise your Options and are not considered to have been terminated by the Company if you change status from one eligible capacity to another or continue without a break of more than 90 days in at least one of the capacities of an "employee" under the Plan (that is, as director, employee, officer, provided they are a natural person as defined in section 1).

2.3 Notwithstanding the provisions in Section 2.1, the Option shall become fully vested and exercisable with regard to the total number of Shares subject to the grant under Section 1 hereof upon the occurrence of one of the following events: (i) the sale of all or substantially all of the assets of the Company; or (ii) the sale of all or substantially all of the issued and outstanding capital stock of the Company. The purpose and intent of this subsection is to permit you to participate in such sale with respect to all Shares obtainable pursuant to the Option. The Company will provide you with notice of any sale so as to enable you to exercise the Option. In the event you, after receipt of notice of a sale as contemplated in this paragraph, do not exercise the Option, the Company may, at the sole and absolute discretion of the Board of Directors, pay you the difference between the price per share that you would receive pursuant to the stock or asset sale transaction and the Option exercise price, and upon such payment the Option shall have no further force and effect.

2.4 You, or the legal representative of your estate in the event contemplated in Section 2.2, shall exercise the Option by giving written notice to the Company at its principal place of business accompanied by the Option's exercise price in cash, or certified or cashier's check. The Option may be exercised only in increments of 1,000 or more Shares. Notations as to partial exercise shall be recorded on Schedule A attached hereto and made a part hereof.

2.5 Subject to the provisions of Sections 2.2 and 2.3, if not sooner exercised, the Option shall lapse and be of no further force or effect on [date five years from Effective Date of the Options awarded].

3. Other Conditions and Limitations.

3.1 The Option may not be sold or otherwise transferred by you. The Option is granted on the condition that your purchase of Stock hereunder shall be for investment purposes only, and not with a view to resale or distribution. At the time of the exercise of the Option, you shall execute such documents as the Company may require to implement the foregoing conditions and to acknowledge your familiarity with restrictions on the resale of the Shares under applicable securities laws.

3.2 Before the exercise of the Option and the subsequent issuance of the corresponding stock certificate, you will have no rights as a shareholder of the Company with respect to the Shares subject to the Option.

4. Post-Option Exercise Restrictions.

4.1 Transfer of Your Stock. Following the exercise of the Option granted hereunder, the stock acquired will be referred to as "your Stock." You and your transferees shall not transfer, through sale or otherwise, any interest in any Shares of your Stock other than in accordance with the provisions of this Section 4, in compliance with applicable federal and state securities laws.

4.2 Purchaser Representative. If the Company or the holders of Company securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available (including a merger, consolidation, or other reorganization), the holders of your Stock will, at the request of the Company, appoint a purchaser representative as such term is defined in Rule 501. If any holder of your Stock appoints the purchaser representative appointed by the Company, the Company will pay the fees of such purchaser representative, but if any holder of your Stock declines to appoint the purchaser representative appointed by the Company, such holder of your Stock shall be fully responsible for the fees of the purchaser representative so appointed.

5. Definition of Your Stock. For the purposes of this agreement, the term "your Stock" means Shares of Company common stock, acquired upon the exercise of the Option. Your Stock shall continue to be your Stock in the hands of any holder other than you (except for the Company and purchasers pursuant to an offering registered with the Securities Exchange and Commission or purchasers pursuant to a Rule 144 transaction), and each such other holder of your Stock will succeed to all rights and obligations attributable to you as holder of your Stock hereunder. Your Stock will also include Shares of the Company's capital stock issued with respect to shares of your Stock by way of stock split, stock dividend or other recapitalization.

6. Right to Call Your Stock. The Company shall have the right to repurchase all of your Stock upon the occurrence of one of the following events: (i) the sale of all or substantially all of the Company's assets to an unrelated third party, or (ii) the acquisition by an unrelated third party of at least two thirds of the then issued and outstanding shares of common stock of the Company. The Company shall communicate to you its intent to exercise this right in writing and shall pay you as the purchase price for your Stock an amount equal to the per share price paid by the unrelated third party in the transaction that triggers the right to call.

7. Impact of Liquidation, Dissolution, Reorganization or Change of Control Events ("Events"). Except as otherwise provided in paragraph 6 above, the impact of such events shall be governed in accordance with the terms of section XI of the Plan.

8. Notices. Any notice provided for in this agreement must be in writing, and must be either personally delivered, or mailed first class mail, to the recipient at his or its respective address set forth at the beginning of this letter agreement or to such other address as any party may designate by written notice delivered hereunder. Any notice under this agreement shall be deemed given when received by the addressee.

9. Nondisclosure and Developments.

9.1 You will not, at any time, whether during your employment or after the Termination Date, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential (including, but not limited to, trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, work of authorship, customer lists, projects, plans and proposals), except as may be required in the ordinary course of performing your duties as an [employee, director, officer] of the Company, and you shall keep secret all matters entrusted to you and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss to the Company, whether direct or indirect; provided, however, that this paragraph shall not apply to any such information which becomes public knowledge through no fault of yours.

You further agree that during your employment you will not make, use or permit to be used any notes, memoranda, report lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company. You further agree that you shall not, after the termination of your employment, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination of your employment, you shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

9.2 If at any time or times during your employment, you shall (either alone or with others) make, conceive, discover, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called "Developments") that (a) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (b) results from tasks assigned to you by the Company, or (c) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof shall immediately become the sole and absolute property of Company and its assigns, and you shall promptly disclose to the Company (or any person designated by it) each such Development and you hereby assign any rights you may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.

Upon disclosure of each Development to the Company, you will, during your employment and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:

(a) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(b) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

In the event the Company is unable, after reasonable effort, to secure your signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of your physical or mental incapacity or for any other reason whatsoever, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and in your behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by you.

9.3 You agree that any breach of this Section 9 of this letter agreement will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder.

9.4 You further represent that your performance of all of the terms of this letter agreement and as an [employee, director, officer] of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by you in confidence or in trust prior to your employment by the Company. You have not entered into, and you agree that you will not enter into, any agreement either written or oral in conflict herewith.

10. Severability. Whenever possible, each provision of this letter agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect any other provision, and this agreement shall be reformed and construed as if such invalid provisions had never been contained herein.

11. Complete Agreement. Except as otherwise provided in Section 13 hereof, this agreement embodies the complete agreement and understanding of the parties and supersedes and preempts any prior understandings, agreements or representations, written or oral, between the parties, which may have related to the subject matter hereof in any way.

12. Successors and Assigns. This agreement is intended to bind and inure to the benefit of you and your respective heirs, executors, administrators, personal representatives, successors and permitted assigns. The Company shall have the right to assign this agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors and assigns.

13. Choice of Law. All questions concerning the construction, validity and interpretation of this agreement will be governed by the laws of state of Nevada without regard to the conflict of law rules thereof.

14. Employment. You understand that this agreement does not create an obligation on the part of the Company to continue your employment.

15. Waiver. Any waiver by the Company of a breach of any provision of this letter agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

16. Designation of Beneficiary. You will file with the Company a written designation of one or more persons as the beneficiary who shall be entitled to exercise the Option upon your death. You may from time to time revoke or change your beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to your death, and in no event shall it be effective as of a date prior to its receipt. If no beneficiary designation is in effect at the time of your death, or if no designated beneficiary survives you, or if such designation conflicts with law, your estate shall be entitled to exercise your rights hereunder. If the Company is in doubt as to the right of any person to exercise your rights, the Company may retain the Shares transferable hereunder, without liability for any interest thereon, until the Company determines the rights thereto.

17. Withholding. The exercise of the Option pursuant to this letter agreement shall be subject to all applicable federal and state laws, rules and regulations, including without limitation the Company's obligation to withhold income taxes to the extent required by law. The Company may condition your exercise of the Option or any portion thereof on your providing the Company with funds sufficient to cover all required withholding.

By signing the attached copy of this letter, you agree to be bound by the terms and conditions of this letter agreement.

Sincerely yours,

COFFEE PACIFICA, INC.

By:

Its:

ACCEPTED AND AGREED on the date and

year first above written:

By: [Name of Participant]

SCHEDULE "A"

NOTATIONS AS TO PARTIAL EXERCISE

Date of	Number of Shares	Balances of Shares	Authorized
Notation	Purchased	Subject to Option	Signature